EXHIBIT 3

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

MAYTAG CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

FIRST: The Board of Directors of the Corporation, at a meeting duly called and held, adopted the following resolution proposing an amendment to the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation of the Corporation”):

RESOLVED, that the Board of Directors of the Corporation hereby declares it advisable that the Certificate of Incorporation of the Corporation be amended by deleting Article Ninth in its entirety.

SECOND: Thereafter, on May 8, 2003, pursuant to the resolution of the Board of Directors of the Corporation, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares of capital stock as required by statute and the Certificate of Incorporation of the Corporation were voted in favor of adopting the foregoing amendment.

THIRD: The foregoing amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The capital of the Corporation shall not be reduced under or by reason of the foregoing amendment

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Secretary this 4th day of June, 2003.

MAYTAG CORPORATION

By:	/S/ PATRICIA J. MARTIN
Patricia J. Martin Secretary